Exhibit 4(t)

Pacific Life Insurance Company
700 Newport Center Drive
Newport Beach, CA 92660
A Stock Company
JOINT LIFE GUARANTEED WITHDRAWAL BENEFIT RIDER
Pacific Life Insurance Company has issued this Rider as a part of the annuity Contract to which it is attached.
All provisions of the Contract that do not conflict with this Rider apply to this Rider. In the event of any conflict between the provisions of this Rider and the provisions of the Contract, the provisions of this Rider shall prevail over the provisions of the Contract.
The numeric examples contained in this Rider are based on certain assumptions. They have been provided to assist in understanding the benefits provided by this Rider and to demonstrate how Purchase Payments received and withdrawals made from the Contract prior to the Annuity Date affect the values and benefits under this Rider over an extended period of time.

Definition of Terms — Unless redefined below, the terms defined in the Contract will have the same meaning when used in this Rider. For purposes of this Rider, the following definitions apply:
Annual RMD Amount — The amount required to be distributed each Calendar Year for purposes of satisfying the minimum distribution requirements of Internal Revenue Code Section 401(a)(9) and related Code provisions in effect on the Rider Effective Date.
Designated Lives (each a “Designated Life”) — Designated Lives must be natural persons who are each other’s spouses on the Rider Effective Date. Designated Lives will remain unchanged while this Rider is in effect.
To be eligible for lifetime benefits, a Designated Life must:
(a)	be the Owner (or the Annuitant, in the case of a custodial owned IRA or TSA); or

(b)	meet the following two conditions:
(i)	remain the spouse of the other Designated Life; and

(ii)	be the first in the line of succession as determined under the Contract for payment of any death benefit.
Protected Payment Amount — The maximum amount that can be withdrawn under this Rider without reducing the Protected Payment Base. The Protected Payment Amount on any day after the Rider Effective Date is equal to the withdrawal percentage multiplied by the Protected Payment Base as of that day, less cumulative withdrawals during that Contract Year. The Protected Payment Amount will never be less than zero.
Protected Payment Base — An amount used to determine the Protected Payment Amount. The Protected Payment Base will never be less than zero and will remain unchanged except as otherwise described under the provisions of this Rider.
Remaining Protected Balance — The amount available for future withdrawals made under this Rider. The Remaining Protected Balance will never be less than zero.
Reset Date — Any Contract Anniversary after the Rider Effective Date on which an automatic reset or an Owner-elected reset occurs.
Spouse — The Owner’s spouse, who is treated as the Owner’s spouse pursuant to federal law.
Surviving Spouse — The surviving spouse of the deceased Owner.
For purposes of this Rider, the term “withdrawal” includes any applicable withdrawal charges and charges for premium taxes and/or other taxes, if applicable. Amounts withdrawn under this Rider will reduce the Contract Value by the amount withdrawn and will be subject to the same conditions, limitations, restrictions and all other fees, charges and deductions, if applicable, as withdrawals otherwise made under the provisions of the Contract.
Joint Life Guaranteed Withdrawal Benefit Rider — You have purchased a Joint Life Guaranteed Withdrawal Benefit Rider. Subject to the terms and conditions described herein, this Rider:
(a)	allows for withdrawals up to the Protected Payment Amount without any adjustment to the Protected Payment Base, regardless of market performance, until the death of all Designated Lives eligible for lifetime benefits, subject to the provisions of this rider;

(b)	Provides for an annual credit to be applied to the Protected Payment Base and Remaining Protected Balance as described under the Annual Credit provision of this Rider;

(c)	allows for withdrawals for purposes of satisfying the minimum distribution requirements of Internal Revenue Code Section 401(a)(9) and related Code provisions in effect on the Rider Effective Date, regardless of the amount, without any adjustment to the Protected Payment Base, subject to certain conditions as described herein;

(d)	provides for automatic annual resets or Owner-elected resets of the Protected Payment Base and Remaining Protected Balance.
Eligibility — This Rider may be purchased and added to the Contract on the Contract Issue Date or Contract Anniversary, if available, provided that on the Rider Effective Date:
(a)	the Contract is issued as a:
(i)	Non-Qualified Contact, except that if the Owner is a trust or other entity, this Rider is not Available; or

(ii)	Qualified Contract under Code Section 408(a), 408(k), 408A, 408(p) or 403(b), except for Inherited IRAs and inherited TSAs; and
(b)	the entire Contract Value is invested according to the investment allocation requirements applicable to this Rider; and

(c)	both Designated Lives must be at least age [59 1/2 ] and not older than age [85] on the Rider Effective Date; and

(d)	the Contract must be structured such that upon death of one Designated Life, the surviving Designated Life may retain or assume ownership of the Contract; and

(e)	any Annuitant must be a Designated Life.
For the purposes of meeting the eligibility requirements, Designated Lives must be any one of the following:
(f)	A sole Owner with the Owner’s spouse designated as the sole primary beneficiary; or

(g)	Joint Owners, where the Owners are each other’s spouses; or

(h)	If the Contract is issued as a custodial owned IRA or TSA, the beneficial owner must be the Annuitant and the Annuitant’s spouse must be designated as the sole primary beneficiary under the Contract. The custodian, under a custodial owned IRA or TSA, for the benefit of the beneficial owner, may be designated as sole primary beneficiary, provided that the spouse of the beneficial owner is the sole primary beneficiary of the custodial account.
Annual Charge — An annual charge for expenses related to this Rider will be deducted from the Investment Options on a proportionate basis relative to the Account Value in each such Investment Option.
The annual charge is deducted, in arrears, on each Contract Anniversary that this Rider remains in effect. The annual charge is equal to [1.00%] (not to exceed a maximum annual charge percentage of 1.75%) multiplied by the Protected Payment Base on the day the charge is deducted.
The annual charge percentage established on the Rider Effective Date will not change, except as otherwise described in the provisions of this Rider.
If this Rider terminates on a Contract Anniversary, the entire annual charge for the prior Contract Year will be deducted from the Contract Value on that Contract Anniversary.
If the Rider terminates prior to a Contract Anniversary, we will prorate the annual charge. The prorated amount will be based on the Protected Payment Base as of the day the Rider terminates. Such prorated amount will be deducted from the Contract Value on the earlier of the day the Contract terminates or the Contract Anniversary immediately following the day the Rider terminates.

We will waive the annual charge for the current Contract Year in the following cases:
(a)	if the Rider terminates as a result of the death of the sole surviving Designated Life;

(b)	upon full annuitization of the Contract;

(c)	after the Contract Value is zero.
Any portion of the annual charge we deduct from any of our fixed-rate General Account Investment Options (if available under the Contract) will not be greater than the annual interest credited in excess of that option’s minimum guaranteed interest rate.
Change in Annual Charge — The annual charge percentage may change as a result of any automatic reset or Owner-elected reset. The annual charge percentage will never exceed the annual charge percentage then in effect for new issues of this same rider. If we are no longer issuing this rider, any change in the annual charge percentage will not result in an annual charge percentage that exceeds the maximum annual charge percentage specified in the Annual Charge provision.
If the Protected Payment Base and Remaining Protected Balance are never reset, the annual charge percentage established on the Rider Effective Date is guaranteed not to change.
Initial Values — The Protected Payment Base and Remaining Protected Balance are initially determined on the Rider Effective Date. On the Rider Effective Date, the Protected Payment Base and Remaining Protected Balance are equal to the Initial Purchase Payment or, if effective on a Contract Anniversary, the Contract Value on that Contract Anniversary.
Subsequent Purchase Payments — Purchase Payments received after the Rider Effective Date will result in an increase in the Protected Payment Base and Remaining Protected Balance by the amount of the Purchase Payment.
Limitation on Subsequent Purchase Payments — For purposes of this Rider, in no event may any Purchase Payment received on and after the first (1st) Contract Anniversary, measured from the Rider Effective Date or the most recent Reset Date, whichever is later, result in the total of all Purchase Payments received since that Contract Anniversary to exceed $100,000, without our prior approval.
This provision only applies if the Contract permits Purchase Payments after the first (1st) Contract Anniversary, measured from the Contract Date.
For purposes of this Rider, we reserve the right to restrict subsequent Purchase Payments.
Annual Credit — On each Contract Anniversary after the Rider Effective Date, an annual credit will be applied to the Protected Payment Base and Remaining Protected Balance if, as of that Contract Anniversary:
(a)	no withdrawals have occurred after the Rider Effective Date or the most recent Reset Date, whichever is later; and

(b)	that Contract Anniversary is within the first [ten (10)] Contract Anniversaries, measured from the Rider Effective Date or the most recent Reset Date, whichever is later.
The annual credit is equal to [7%] of the sum of (A) and (B) as of the Contract Anniversary on which the credit is added, where:
(A)	is the Remaining Protected Balance on the Rider Effective Date or the most recent Reset Date, whichever is later.

(B)	is cumulative Purchase Payments received after the Rider Effective Date or the most recent Reset Date, whichever is later.

Once a withdrawal has occurred, no annual credit will be applied to the Protected Payment Base and Remaining Protected Balance on any Contract Anniversary following the withdrawal, unless an automatic reset or an Owner-elected reset occurs, in which case eligibility for the annual credit will begin as of the Reset Date.
Withdrawal Percentage — The withdrawal percentage is determined according to the table below based on the age of the youngest Designated Life at the Rider Effective Date or the most recent Reset Date, which ever is later. The withdrawal percentages are as follows:

Age	Withdrawal Percentage
[59 1/2] — 64	[5.0%]
65 — 69	[5.0%]
70 — 74	[5.0%]
75 — 79	[6.0%]
80 — 84	[6.0%]
85 and older	[6.0%]
Withdrawal of Protected Payment Amount — While this Rider is in effect, you may withdraw up to the Protected Payment Amount without any adjustment to the Protected Payment Base, regardless of market performance, until the death of all Designated Lives eligible for lifetime benefits.
If a withdrawal does not exceed the Protected Payment Amount immediately prior to the withdrawal, the Protected Payment Base will remain unchanged. Immediately following the withdrawal, the Remaining Protected Balance will decrease by the withdrawal amount.
Withdrawals Exceeding Protected Payment Amount — Except as otherwise provided under the Withdrawals to Satisfy Required Minimum Distribution provision of this Rider, if a withdrawal exceeds the Protected Payment Amount immediately prior to the withdrawal, we will reduce the Protected Payment Base and Remaining Protected Balance. This adjustment will occur immediately following the withdrawal according to the following calculation:
(a)	Determine excess withdrawal amount (“A”) where A equals total withdrawal amount minus the Protected Payment Amount immediately prior to the withdrawal;

(b)	Determine ratio for proportionate reduction (“B”) where B equals A divided by (Contract Value immediately prior to the withdrawal minus Protected Payment Amount immediately prior to the withdrawal);

(c)	Determine the new Protected Payment Base which equals (Protected Payment Base immediately prior to the withdrawal) multiplied by (1 minus B). The Protected Payment Base will never be less than zero;

(d)	Determine the new Remaining Protected Balance which equals the lesser of:
1.	(Remaining Protected Balance immediately prior to the withdrawal minus the Protected Payment Amount immediately prior to the withdrawal) multiplied by (1 minus B); or

2.	The Remaining Protected Balance immediately prior to the withdrawal minus the total withdrawal amount.
The amount available for withdrawal under the Contract must be sufficient to support any withdrawal that would otherwise exceed the Protected Payment Amount.
Withdrawals to Satisfy Required Minimum Distribution — No adjustment will be made to the Protected Payment Base if a withdrawal made under this Rider exceeds the Protected Payment Amount immediately prior to the withdrawal, provided that such withdrawal (herein referred to as an “RMD withdrawal”) is for purposes of satisfying the minimum distribution requirements of Internal Revenue Code Section 401(a)(9) and related Code provisions in effect on the Rider Effective Date, and further subject to the following:

(a)	you have authorized us to calculate and make periodic distribution of the Annual RMD Amount for the Calendar Year required based on the payment frequency you have chosen;

(b)	the Annual RMD Amount is based on this Contract only; and

(c)	no withdrawals (other than RMD withdrawals) are made from the Contract during the Contract Year.
Immediately following a RMD withdrawal, the Remaining Protected Balance will decrease by the RMD withdrawal amount.
Depletion of Contract Value — If a withdrawal (including an RMD withdrawal) does not exceed the Protected Payment Amount immediately prior to the withdrawal and reduces the Contract Value to zero, the following will apply:
(a)	the Protected Payment Amount will be paid each year until the death of all Designated Lives eligible for lifetime benefits;

(b)	no additional Purchase Payments will be accepted under the Contract;

(c)	any Remaining Protected Balance will not be available for payment in a lump sum and will not be applied to provide payments under an Annuity Option; and

(d)	the Contract will cease to provide any death benefit.
The payments under subparagraph (a) above will be made under a series of pre-authorized withdrawals under a payment frequency, as elected by the Owner, but not less frequently than annually.
If the Remaining Protected Balance is not depleted after payments cease under subparagraph (a) above, the Protected Payment Amount will continue to be paid to the Beneficiary each year until the Remaining Protected Balance is reduced to zero.
Depletion of Remaining Protected Balance — If a withdrawal reduces the Remaining Protected Balance to zero and Contract Value remains, the following will apply:
(a)	if a withdrawal (except an RMD withdrawal) taken from the Contract exceeds the Protected Payment Amount, the Protected Payment Base will be reduced according to the Withdrawals Exceeding the Protected Payment Amount provision of this Rider; and

(b)	Any death benefit proceeds to be paid to the Beneficiary from remaining Contract Value will be paid as described under the Death Benefit provisions of the Contract.
Automatic Reset — On each Contract Anniversary while this rider is in effect and before the Annuity Date and after any annual credit is applied, we will automatically reset the Protected Payment Base and Remaining Protected Balance if the Protected Payment Base is less than the Contract Value on that Contract Anniversary.
The Protected Payment Base and Remaining Protected Balance will be reset to an amount equal to 100% of the Contract Value.
The annual charge percentage may change as a result of any automatic reset. (See Change in Annual Charge provision). We will provide you with written confirmation of each automatic reset.
Automatic Reset — Opt-Out Election — If you are within [sixty (60)] days after a Contract Anniversary on which an automatic reset is effective, you have the option to reinstate the Protected Payment Base, Remaining Protected Balance, Protected Payment Amount and any change in the annual charge percentage to their respective amounts immediately before the automatic reset.
If you elect this option, your opt-out election must be received, in a form satisfactory to us, at our Service Center within the same [sixty (60)] day period after the Contract Anniversary on which the reset is effective.

Any future automatic resets will continue in effect in accordance with the Automatic Reset provision of this Rider.
Automatic Reset — Future Participation — You may elect not to participate in future automatic resets at any time. Your election must be received, in a form satisfactory to us, at our Service Center, while this rider is in effect and before the Annuity Date. Such election will be effective for future Contract Anniversaries.
If you previously elected not to participate in automatic resets, you may re-elect to participate in future automatic resets at any time. Your election to resume participation must be received, in a form satisfactory to us, at our Service Center while this Rider is in effect and before the Annuity Date. Such election will be effective for future Contract Anniversaries as described in the Automatic Reset provision.
Owner-Elected Resets (Non-Automatic) — You may, on any Contract Anniversary after the Rider Effective Date or the most recent Reset Date, whichever is later, elect to reset the Remaining Protected Balance and Protected Payment Base to an amount equal to 100% of the Contract Value as of that Contract Anniversary. The annual charge percentage may change if you elect this reset option. (See Change in Annual Charge provision).
On each Reset Date and after any annual credit is applied, we will set the Remaining Protected Balance and Protected Payment Base to an amount equal to 100% of the Contract Value as of that Reset Date.
If you elect this option, your election must be received, in a form satisfactory to us, at our Service Center within [sixty (60)] days after the Contract Anniversary on which the reset is effective. This option may result in a reduction in the Protected Payment Base, Remaining Protected Balance, and Protected Payment Amount and any annual credit that may be applied. We will provide you with written confirmation of your election.
Application of Rider Provisions — On and after each Reset Date, the provisions of this Rider shall apply in the same manner as they applied when the Rider was originally issued. Eligibility for the annual credit, the limitations and restrictions on Purchase Payments and withdrawals, the deduction of annual charges and any future reset options available on and after each Reset Date, will again apply and will be measured from that Reset Date.
Annuitization — If you annuitize the Contract at the maximum Annuity Date specified in the Contract and this Rider is still in effect at the time of your election and a Life Only annuity option is chosen, the annuity payments will be equal to the greater of:
(a)	the Life Only annual payment amount calculated based on the Net Contract Value at the maximum Annuity Date, less any charges for premium taxes and/or other taxes, and the Life Only annuity rates based on the greater of our current income factors in effect for the Contract on the maximum Annuity Date; or our guaranteed income factors; or

(b)	the Protected Payment Amount in effect at the maximum Annuity Date.
If you annuitize the Contract at any time prior to the maximum Annuity Date specified in the Contract, your annuity payments will be determined in accordance with the terms of the Contract. The Protected Payment Base, Remaining Protected Balance and Protected Payment Amount under this Rider will not be used in determining any annuity payments.
Continuation of Rider if Surviving Spouse Continues Contract — If the Owner dies while this Rider is in effect and if the surviving spouse of the deceased Owner (who is also a Designated Life eligible for lifetime benefits) elects to continue the Contract in accordance with its terms, the surviving spouse may continue to take withdrawals of the Protected Payment Amount under this Rider, until the day of death of such surviving spouse. The surviving spouse may elect any of the reset options available under this Rider for subsequent Contract Anniversaries. If a reset takes place, the withdrawal percentage may change and will be determined based on the age of the surviving spouse.
Ownership and Beneficiary Changes — Changes in Contract Owner(s), Annuitant and/or Beneficiary designations and changes in marital status may adversely affect the benefits of this Rider.
Termination of Rider — Except as otherwise provided under the Continuation of Rider if Surviving Spouse Continues Contract provision of this Rider, this Rider will automatically terminate upon the earliest to occur of one of the following events:

(a)	the day any portion of the Contract Value is no longer invested according to the investment allocation requirements applicable to this Rider;

(b)	the day of death of all Designated Lives eligible for lifetime benefits;

(c)	upon the death of the first Designated Life, if a death benefit is payable and a spouse who chooses to continue the contract is not a Designated Life eligible for lifetime benefits;

(d)	upon the death of the first Designated Life, if a death benefit is payable and the Contract is not continued according to the Continuation of Rider if Surviving Spouse Continues Contract provision;

(e)	if both Designated Lives are Joint Owners and there is a change in marital status, the Rider will terminate upon the death of the first Designated Life eligible for lifetime benefits and who is also an Owner;

(f)	the day the Contract is terminated in accordance with the provisions of the Contract;

(g)	the day that neither Designated Life is an Owner (or Annuitant, in the case of a custodial owned IRA or TSA);

(h)	the Annuity Date; or

(i)	The day that the Contract Value is reduced to zero as a result of a withdrawal that exceeds the Protected Payment Amount.
This Rider will not terminate under subparagraph (b) and (e) if at the time of these events, the Contract Value is zero and we are making pre-authorized withdrawals of the Protected Payment Amount. In this case, the Rider and Contract will terminate when the Remaining Protected Balance is reduced to zero.
Rider Effective Date — This Rider is effective on the Contract Date, unless a later date is shown below.
     Rider Effective Date:     [Date]
All other terms and conditions of the Contract remain unchanged by this Rider.
PACIFIC LIFE INSURANCE COMPANY

Chairman and Chief Executive Officer	Secretary

JOINT LIFE GUARANTEED WITHDRAWAL BENEFIT RIDER
SAMPLE CALCULATIONS
The numeric examples shown in this section are based on certain assumptions. They have been provided to assist in understanding the benefits provided by this Rider and to demonstrate how Purchase Payments received and withdrawals made from the Contract prior to the Annuity Date affect the values and benefits under this Rider over an extended period of time. These examples are not intended to serve as projections of future investment returns.
The values shown in Examples 1 through 4 are based on the following assumptions:
•	Rider Effective Date = Contract Date

•	Rider purchased by 74 year old spouses

•	Automatic resets are shown, if applicable

•	A new annual credit period begins upon a reset
Example #1 — Setting of Initial Values.

					Protected	Protected	Remaining
Beginning of	Purchase		Contract Value	Annual	Payment	Payment	Protected
Contract Year	Payment	Withdrawal	after Activity	Credit	Base	Amount	Balance
1	$100,000		$100,000	$0	$100,000	$5,000	$100,000
Example #2 — Subsequent Purchase Payments.

					Protected	Protected	Remaining
Beginning of	Purchase		Contract Value	Annual	Payment	Payment	Protected
Contract Year	Payment	Withdrawal	after Activity	Credit	Base	Amount	Balance
1	$100,000		$100,000	$0	$100,000	$5,000	$100,000
Activity	$100,000		$200,000		$200,000	$10,000	$200,000
2			$207,000	$14,000	$214,000	$10,700	$214,000
•	Since a subsequent purchase payment of $100,000 was made in the first Contract Year, the Protected Payment Base and Remaining Protected Balance are increased by the amount of the Purchase Payment.

•	Since no withdrawals were taken during the first Contract Year, an annual credit of $14,000 (7% x $200,000) is added to the Protected Payment Base and Remaining Protected Balance at the beginning of Contract Year 2.

Example #3 — Withdrawals Not Exceeding The Protected Payment Amount.

					Protected	Protected	Remaining
Beginning of	Purchase		Contract Value	Annual	Payment	Payment	Protected
Contract Year	Payment	Withdrawal	after Activity	Credit	Base	Amount	Balance
1	$100,000		$100,000	$0	$100,000	$5,000	$100,000
Activity	$100,000		$200,000		$200,000	$10,000	$200,000
2			$207,000	$14,000	$214,000	$10,700	$214,000
Activity		$10,700	$210,790		$214,000	$0	$203,300
3			$210,790	$0	$214,000	$10,700	$203,300
Activity		$10,700	$214,845		$214,000	$0	$192,600
4			$214,845	$0	$214,845	$12,890	$214,845
Activity		$12,890	$216,994		$214,845	$0	$201,955
5			$216,994	$0	$216,994	$13,020	$216,994
6			$232,184	$15,190	$232,184	$13,931	$232,184
•	Since a compliant withdrawal takes place in Contract Year 2, the Protected Payment Base remains at $214,000 and the Remaining Protected Balance is reduced by the amount of the withdrawal to $203,300. Also, the annual credit is not added to the Protected Payment Base and Remaining Protected Balance at the beginning of Contract Year 3.

•	An automatic step-up takes place at the beginning of Contract Year 4, since the Contract Value ($214,845) is higher than the Protected Payment Base ($214,000). This resets the Protected Payment Base and Remaining Protected Balance to $214,845. Also, the Protected Payment Amount increases to $12,890 (6% x $214,845) since a reset took place on a Contract Anniversary after the Owner reached age 75.

•	An annual credit of $15,190 is added to the Protected Payment Base and Remaining Protected Balance at the beginning of Contract Year 6 since a reset took place at the beginning of Contract Year 5 and no withdrawals were taken in Contract Year 5.
Example #4 — Withdrawals Exceeding the Protected Payment Amount.

					Protected	Protected	Remaining
Beginning of	Purchase		Contract Value	Annual	Payment	Payment	Protected
Contract Year	Payment	Withdrawal	after Activity	Credit	Base	Amount	Balance
1	$100,000		$100,000	$0	$100,000	$5,000	$100,000
Activity	$100,000		$200,000		$200,000	$10,000	$200,000
2			$207,000	$14,000	$214,000	$10,700	$214,000
Activity		$15,000	$206,490		$209,635	$0	$199,000
3			$206,490	$0	$209,635	$10,482	$199,000
4			$220,944	$0	$220,944	$13,257	$220,944
•	Due to the non-compliant withdrawal of $15,000 made in Contract Year 2, the Protected Payment Base is reduced to $209,635 and the Remaining Protected Balance is reduced to $199,000.
•	A = $4,300 = ($15,000 — $10,700)

•	B = 0.0204 = ($4,300/($221,490 — $10,700))

•	Protected Payment Base = $209,635 = $214,000 x (1 — 0.0204)

•	Remaining Protected Balance = $199,000 = lesser of:
•	$199,153 = ($214,000 — $10,700) x (1 — 0.0204); or

•	$199,000 = ($214,000 — $15,000)
•	At the beginning of Contract Year 3, the Protected Payment Amount is reset to $10,482 (5% x $209,635)
•	An automatic reset takes place at the beginning of Contract Year 4 since the Contract Value ($220,944) is higher than the Protected Payment Base ($209,635). This resets the Protected Payment Base and Remaining Protected Balance to $220,944. Also, the Protected Payment amount increases to $13,257 (6% x $220,944) at the beginning of Contract Year 4 because a reset took place on a Contract Anniversary after the Owner reached age 75.